                                                                    EXHIBIT 99.4

                          DEL GLOBAL TECHNOLOGIES CORP.
                             11550 WEST KING STREET
                             FRANKLIN PARK, IL 60131

                                                            [___________] , 2006

Dear Shareholder:

         Enclosed are the prospectus dated [________], 2006 (the
"Prospectus")and other materials relating to the rights offering by DEL GLOBAL
TECHNOLOGIES CORP (the "Company"). Please carefully review the Prospectus, which describes how you can participate in the rights offering. You will be able to exercise your subscription rights to purchase additional shares of the Company's common stock only during a limited period. You will find answers to some frequently asked questions about the rights offering beginning on page 6 of the
Prospectus. You should also refer to the detailed Instructions for Use of Del
Global Subscription Certificate, included with this letter. The exercise of subscription rights is irrevocable.

SUMMARY OF THE TERMS OF THE OFFERING.

     o   We will distribute to each holder of our common stock who is a record holder of our common stock on the record date, which is [______] [_],
         2006, at no charge, one non-transferable subscription right for each share of common stock owned, for a total of [________] shares. The subscription rights will be evidenced by non-transferable subscription rights certificates.

     o   Each subscription right will entitle the rights holder to purchase one share of our common stock at a price of $[___] per share, the subscription price, upon timely delivery of the required documents and payment of the subscription price.

     o   Subject to the allocation described below, each subscription right also grants the holder an over-subscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your over-subscription right only if you exercise your basic subscription right in full.

     o   If you wish to exercise your over-subscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights certificate. When you send in your rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription right). If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to over-subscription rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all over-subscribing stockholders purchased through the basic subscription right. However, if your pro-rata allocation exceeds the number of shares you requested on your rights certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other rights holders exercising their
         over-subscription rights.

     o   If rights holders wish to exercise their subscription rights, they must do so prior to 5:00 p.m., New York City time, on [______] [_], 2006, the expiration date for the rights offering, subject to extension.
         After the expiration date, the subscription rights will expire and will have no value. See "The Rights Offering--Expiration of the Rights
         Offering and Extensions, Amendments and Termination" in the Prospectus.

     o   You are not required to exercise all of your subscription rights. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares purchased with a holder's subscription right as soon as practicable after the rights offering has expired. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest.

     o   In connection with the exercise of the over-subscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.

         If your shares are held in your name, a Subscription Certificate is enclosed. If your shares are otherwise held in the name of your bank or broker, you must contact your bank or broker if you wish to participate in this rights offering.

         If you do not exercise your subscription rights, your ownership interest in the Company may be diluted. Please see page 12 of the Prospectus for a discussion of dilution and other risk factors.

         If you have any questions concerning the rights offering, please contact the information agent, Mellon Investor Services LLC, at (866) 680-6579.

         Sincerely,

 ---------------------------------------------------
 James A. Risher
 PRESIDENT AND CHIEF EXECUTIVE OFFICER